                                                                   EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of the 22nd day of March, 1995, by and between GARGOYLES, INC., a Washington corporation (the "Corporation") and DOUGLAS B. HAUFF ("Employee"). In consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

1.       EMPLOYMENT

         Subject to the terms and conditions contained in this Agreement, the Corporation hereby employs Employee and Employee hereby accepts employment with the Corporation.

2.       DUTIES AND REPORTING RELATIONSHIP

         During the Term of Employment, as defined below, Employee shall be employed in the capacity of President of the Corporation. In such capacity, Employee shall devote his working time and attention to manage and direct all policy-making aspects of the business and affairs of the Corporation, subject to the supervision and approval of the Board of Directors of the Corporation. Employee acknowledges and agrees that as President, the hours which he is required to work will vary considerably and will sometimes be more than 40 hours per week. Employee further acknowledges and agrees that such work in excess of 40 hours per week is a regular and normal part of his responsibilities for which he is compensated, and does not in any way constitute overtime for which he is entitled to receive additional compensation. Employee also shall perform such duties as may be specified for companies which are controlled by or are under common control with the Corporation, including without limitation PRO-TEC, Inc., a Washington corporation.

3.       TERM

         Unless sooner terminated in accordance with this Agreement, the Employee's term of employment shall become effective as of the date first above written and shall continue until the fourth (4th) anniversary thereof (the "Term of Employment"). Thereafter, the Term of Employment shall continue on a quarter-to-quarter basis until either party hereto gives at least ninety (90) days notice to the other of its decision to end the term hereof. Any notice under this paragraph shall not be considered a termination pursuant to the other provisions of this Agreement.

4.       BASE SALARY

         For all services rendered by Employee under this Agreement, Corporation shall pay Employee a Base Salary at an annual rate of $225,000, payable in twice monthly installments in accordance with the Corporation's usual payroll policies and procedures. This Base Salary is subject to annual increases by the Board of Directors of the Corporation, considering all factors relevant to such a decision, but shall not be decreased.

5.       BENEFITS

         5.1      EXPENSES

         The Corporation shall reimburse Employee for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement promptly following presentation of receipts and other supporting information.

         5.2      BONUS

                  (a) Annual Incentive Bonus. If the Corporation exceeds its annual operating income objectives by the percentages scheduled below, the Corporation shall pay to Employee the corresponding bonus scheduled below:

          105.0% to 110.0% of annual operating income objective          $30,000

          110.1% to 120.0% of annual operating income objective          $35,000

          120.1% to 130.0% of annual operating income objective          $45,000

          130.1% to 140.0% of annual operating income objective          $50,000

          140.1% or more of annual operating income objective            $60,000

         The annual operating income objective bonus shall be paid to Employee in cash within fifteen days of the date the Corporation's performance as compared to its annual operating income objective is determined. Employee may borrow against his expected annual bonus in a principal amount not to exceed $40,000. Such borrowed amount shall accrue interest at a rate of 10% per annum and shall be repaid on the date a bonus is paid to Employee.

                  (b) IPO Bonus. If the Corporation sells substantially all of its assets or stock or if the Corporation raises operating capital through an initial public offering of its securities, then on the closing of the sale of the Corporation or the closing of the initial public offering, as the case may be, the Corporation shall pay to Employee a bonus in cash of Three Hundred Thousand Dollars ($300,000).

         5.3      COMPANY BENEFITS

         Employee shall be entitled to participate fully in all the Corporation's employee benefits plans established for full-time employees of the Corporation, including without limitation all health, medical, retirement, life and disability insurance plans established by the Corporation in accordance with the terms of such plans. Employee shall be entitled to participate in any pension and retirement plans, stock option or ownership plans, and other fringe benefit plans, perquisites and programs as are or may be made available from time to time to executive or other salaried employees of the Corporation to the extent eligible under the terms of such plans.

         5.4      ADDITIONAL BENEFITS

         If the employee benefit plans available to Employee do not already so provide, the Corporation shall reimburse Employee for the cost of the premiums for his dependent's medical and dental benefits, and the cost of the premium for Employee's disability insurance policy currently in effect. The Corporation shall also pay one-half the cost of Employee's whole life insurance policy issued by Northwestern Mutual, and the cost of Employee's life insurance policy issued by Phoenix Life for coverages not to exceed One Million Dollars.

         5.5      VACATION

         Employee will be entitled to four (4) weeks of paid vacation each year. Unused vacation will be treated (e.g., carried over, compensated) in accordance with policies of the Corporation, as amended from time to time, generally applicable to executive employees of the Corporation.

6.       TERMINATION

         6.1      TERMINATION FOR CAUSE

         Except as set forth below, this Agreement and Employee's employment by the Corporation may only be terminated for Cause. For purposes of this Agreement, "Cause" shall mean: (i) Employee shall be found by the Board of Directors of the Corporation to be guilty of fraud or other acts of willful misconduct in connection with his employment hereunder which have a material adverse effect on the Corporation (ii) any failure by Employee to follow the directives of the Corporation's

Board of Directors (iii) conviction of Employee for commitment of a felony; (iv) any violation of law by Employee which has a material adverse effect on the Corporation; (v) habitual use of narcotics or alcohol which impairs Employee's performance of his duties under this Agreement; (vi) theft or embezzlement by Employee from the Corporation; (vii) a material breach of Employee's obligations under paragraphs 7 and 8 hereof, (viii) unexcused habitual absence from work for reasons unrelated to illness, family crisis or disability, or (ix) failure of the Corporation to meet at least sixty percent 60% of the operating income projected during any one year in accordance with the following schedule:

                        YEAR                  OPERATING INCOME
                        ----                  ----------------

                        1995                     $ 3,170,000
                        1996                       4,766,000
                        1997                       6,564,000
                        1998                       8,206,000
                        1999                      10,731,000

         Employee may not be terminated for Cause under Subsection 6.1(ix) above if the failure to meet sixty percent of the operating income as scheduled is due to acts of God, floods, fire, extended interruption of utility services to the Premises, riots, insurrection, the Corporation's inability to obtain materials or supplies essential to the manufacture of the Corporation's products from a supplier for an unreasonably long period of time or other reason of a like nature not the fault of Employee.

         Employee may not be terminated for Cause unless and until he shall have been given written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause pursuant to this paragraph 6 (the "Termination Notice"). Employee shall be deemed terminated on the 30th day following his receipt of the Termination Notice (the "Termination Date") if he shall have failed to cure or correct the circumstances constituting Cause, or if such circumstances cannot reasonably be cured within a thirty (30) day period, if Employee shall have failed to actively and diligently pursue cure of such circumstances.

         6.2      DEATH OR DISABILITY

                  (a) This Agreement and the Employee's employment hereunder shall terminate upon the death of Employee. The date of Employee's death also is referred to herein as the "Termination Date."

                  (b) If Employee is Disabled, the Corporation shall have the right and may elect to terminate the services of the Employee by written notice. The day after such written notice has been delivered to the Employee is also referred to herein as the "Termination Date." For purposes of this Agreement, "Disabled" shall mean that the Employee is unable to perform his duties under this Agreement as President of the Corporation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of not less than 90 days. Determination of whether Employee is Disabled shall be made in good faith by the Board of Directors of the Corporation on the basis of medical evidence provided by Employee's physician and, if the parties disagree, a physician chosen by the Board of Directors.

         6.3      RESIGNATION WITH GOOD REASON

         Should Employee wish to resign from his position with the Corporation during the Employment Period with Good Reason, he shall give thirty (30) days written notice to the Corporation specifying the date as of which his resignation is to become effective. The date specified in such written notice is also referred to herein as the "Termination Date". Failure to provide such notice shall entitle the Corporation to fix the Termination Date as of the last business day on which Employee reported for work at the principal offices of the Corporation. "Good Reason" shall mean (i) material breach by the Corporation of its obligations hereunder or; (ii) a significant adverse change in the nature and scope of Employee's position of employment.

         6.4      EMPLOYEE'S VOLUNTARY RESIGNATION

         Should Employee wish to resign from his position with the Corporation during the Employment Period without Good Reason (his "Voluntary Resignation"), he shall give thirty (30) days written notice to the Corporation and specify the date as of which his resignation is to become effective. The date specified in such written notice is also referred to herein as the "Termination Date." Failure to provide such notice shall entitle the Corporation to fix the Termination Date as of the last business day on which Employee reported for work at the principal offices of the Corporation.

         6.5      COMPENSATION AND BENEFITS UPON TERMINATION

                  (a) If the employment of the Employee is terminated for Cause or by his Voluntary Resignation, the Employee shall not be entitled to any compensation or other benefits hereunder for any period after the Termination Date.

                  (b) If the employment of the Employee is terminated because Employee becomes Disabled, the Employee shall be entitled to receive (i) an amount equal to the lesser of two years Base Salary or Base Salary payable for the remaining period of the Term of Employment, less any amounts received by Employee from disability policies provided to Employee by the Corporation and (ii) such employee benefits as are provided from time to time by the Corporation for the benefit of its employees which continue during periods of disability.

                  (c) If the employment of Employee is terminated for reasons other than Cause or due to Employee's voluntary resignation, Employee shall be entitled to receive (i) an amount equal to the lesser of two years Base Salary or Base Salary payable for the remaining period of the Term of Employment, less any amounts received by Employee as compensation or benefits from employment during such time and (ii) all benefits under employee benefit plans in which Employee was participating immediately prior to the Termination Date which would have been available to Employee during the Term of Employment, provided that Employee's continued participation is permitted under the terms and provisions of such employee benefit plans. If Employee's participation in any employee benefit plan is not permitted, the Corporation shall arrange to provide Employee with benefits substantially similar to those which Employee otherwise would be entitled to receive.

         7. INTELLECTUAL PROPERTY; NONDISCLOSURE OF CONFIDENTIAL INFORMATION; COVENANT NOT TO COMPETE

                  7.1      DEFINITIONS

                  (a) Confidential Information. For purposes of this Agreement, Confidential Information shall mean all the Corporation's proprietary information which derives independent economic value from its secrecy from other persons, companies, or business entities who could obtain economic value from its disclosure to them or use by them. Confidential Information also includes, without limitation, research data, trade or business know-how or business plans, inventions, devices, patterns, compilations, programs, methods, techniques, or processes which are disclosed or made available by the Corporation to Employee, or devised by Employee during his employ by the Corporation. Examples of Confidential Information include, without limitation: all information specifically identified as proposed installations, products or product lines, information systems, or other projects, the Corporations' supplier and customer lists and all customer information and the Corporation's existing and proposed business and marketing plans and policies, whether written or oral, and whether designated individually as Confidential Information or not. Confidential Information does not include information that: (i) is a matter of public knowledge at the time Employee first learned of the information; or (ii) later becomes a matter of public knowledge after Employee learns of it, other than becoming public knowledge by reason of a breach by Employee of the obligations of confidentiality set out in this Agreement.

                  (b) Conflicting Services. For purposes of this Agreement, Conflicting Services shall mean product development or marketing of any eyewear, or other products which compete with products then in production and marketing, or reasonably anticipated to be in production and marketing, by the Corporation or by Pro-Tec, Inc., or by any of their respective exclusive licensees, and shall in addition mean all services of any type which involve, directly or indirectly, the use or disclosure of Confidential Information. Conflicting Services specifically do not include: (i) general product development, marketing and promotional services, (ii) product development, marketing and promotion of sportswear and sporting goods in general, and (iii) product development, marketing and promotion of eyewear and sporting goods (except for product development, marketing and promotion by methods which include, or make use of, Confidential Information) that are not competitive with products then in production and marketing, or reasonably anticipated to be in production and marketing by the Corporation or by Pro-Tec, Inc., or by any of their respective exclusive licensees.

                  (c) Conflicting Territories. For purposes of this Agreement, Conflicting Territories shall mean, severally or together, each of the states of the United States, and all foreign countries in which the Corporation and Pro-Tec products are now sold or are hereafter sold.

                  (d) Invention. For purposes of this Agreement, Invention shall mean all new inventions, discoveries, creations and works of authorship, and any improvements to existing inventions, whether patentable or not, and all software relating to any inventions, discoveries or improvements, which Employee conceives, makes, develops, or reduces to practice, whether alone or with any other person, company or business entity, (i) while Employee is working for the Corporation in any capacity under this Agreement which relates to any questions or problems for which the Corporation has requested Employee's services, (ii) that are based in any way on Confidential Information received by Employee from the Corporation or developed or made by Employee during his employ at the Corporation, or (iii) with the aid of any equipment, supplies, facilities or employees of the Corporation or on the Corporation's time.

         7.2      NON DISCLOSURE OF CONFIDENTIAL INFORMATION

         Employee agrees not to disclose or to use any Confidential Information, either during or after employment by the Corporation, except as required by the performance of duties within the scope of Employee's employment. Employee agrees to apply his best efforts to otherwise prevent unauthorized disclosure or use of any Confidential Information, and to immediately inform an officer of the Corporation if any improper disclosure or use does occur.

         7.3      ADHERENCE TO CONFIDENTIALITY

         Employee acknowledges his understanding and recollection that his employment with the Corporation has always been under terms of the strictest confidentiality which were at least the equivalent of the confidentiality terms of this Agreement, and acknowledges and states that at no time during his employment with the Corporation has he departed in any substantial way from adherence to those terms.

         7.4      CONFLICTING SERVICES

         Although certain provisions of this Agreement allow Employee to engage in Conflicting Services subject to certain terms and conditions, Employee's common law and contractual duties to maintain and preserve the secrecy of the Corporation's Confidential Information continue in perpetuity unabated and unchanged by those provisions.

         7.5      COVENANT NOT TO COMPETE

                  (a) Representation of Employee. Employee represents that, and the Corporation offers this employment in reliance upon Employee's representation that, in the event of termination or expiration of Employee's employment for any cause whatsoever, Employee's experience, education, training and capabilities are such that he can obtain employment performing activities which are not Conflicting Services, or which are to be performed outside of Conflicting Territories, and that the enforcement of this Agreement by way of injunction will not present Employee from earning a living.

                  (b) Covenant of Employee; Term. Employee agrees that he will not directly or indirectly, whether as principal, agent, officer, director, employee, salesman, or otherwise, alone or in associate with any other person, firm, corporation or other business corporation, enter into, participate in, or engage in any Conflicting Services within any Conflicting Territory. Employee also agrees not to either directly or indirectly solicit for employment or employ any employee of the Corporation for any party other than the Corporation. Employee further agrees that he shall not directly or indirectly acquire or own any shares or other interest in the business of any person, firm, corporation or other business organization which is engaged in or proposes to become engaged in any Conflicting Services within any Conflicting Territory (other than for bona fide non-controlling investment purposes). If Employee's employment with the Corporation terminates for Cause or because of his Voluntary Resignation, and provided the Corporation is not in default of its payment and other obligations to Employee arising under this Agreement, Employee's Covenant Not To Compete shall be effective for a period equal to the longer of (i)

Five years from the Termination Date or (ii) the end of the Employment Period and shall be effective and enforceable in and throughout all Conflicting Territories. If Employee is terminated for any reason other than for Cause or because of his Voluntary Resignation, Employee's Covenant Not To Compete shall be effective for a period of one year from the Termination Date and shall be effective and enforceable in and throughout all Conflicting Territories.

                  (c) Enforcement. Employee agrees that as to the geographic areas and the time periods set forth above for the purpose of the Covenant Not To Compete, each Conflicting Territory and each time period are divisible and separate so that in the event the Covenant Not To Compete is held by a court to be invalid or unenforceable as to any geographic area or for any time period described, the Covenant Not To Compete shall remain valid and enforceable in all remaining geographic areas and time periods. Employee agrees that it is his express intention that, in the event a court reforms this Agreement, the Corporation be given the broadest protection allowed by law as respects this Agreement and the Covenant Not To Compete.

         7.6      EMPLOYEE INVENTION MATERIALS AND INVENTION DISCLOSURE

                  (a) Employee shall, at all times of employment and/or thereafter, immediately and fully disclose to the Corporation all information regarding each Invention conceived, made, developed, or perfected during Employee's employment by the Corporation, for the purpose of determining the Corporation's and Employee's rights to each Invention. Employee's duty of immediate and complete disclosure under this section continues throughout Employee's employment with the Corporation. Each Invention which Employee is required to disclose to the Corporation under this section becomes confidential information at the moment the Employee's duty to disclose under this section arises, regardless of whether or not Employee actually discloses the Invention to the Corporation.

                  (b) Employee agrees to keep, preserve in good condition and make available to the Corporation complete and up-to-date records, including sketches, drawings, notebooks and other documents relating to the Invention, including documents stored in electronically readable form, and documented source code where applicable, as well as prototypes, and other evidence of the reduction to practice of the Invention or the conception and occurrence and dates of the Invention ("Invention Materials"). Employee acknowledges that all such Invention Materials are the property of the Corporation.

         7.7      EMPLOYEE INVENTION ASSIGNMENT AND CONTINUED EMPLOYEE
                  ASSISTANCE

                  (a) Employee hereby assigns to the Corporation all of Employee's rights in each Invention which (i) is developed using the Corporation's equipment, supplies, facilities, or information supplied by the Corporation to Employee; or (ii) which relates directly to the business of the Corporation, or to the Corporation's actual or demonstrably anticipated research or development; or (iii) which has resulted from any work performed by the Employee for the Corporation, whether or not on the Corporation's time. See attached Exhibit A for a description of Employee Inventions which by law are not subject to the assignment requirement of this section.

                  (b) Without limiting the generality of the assignment provisions in the preceding paragraph, all creative works authored by Employee during Employee's employment with the Corporation, at the request of the Corporation, are "works for hire" as that term is defined by the federal Copyright Act, as enacted or hereafter amended. The copyright to such works is owned exclusively by the Corporation, and Employee has no ownership rights in, or control over, such works. Employee shall be entitled to request and receive authorship credit in such works, and to have it displayed as is typical in the industry to which the work applies.

         7.8      EMPLOYEE COOPERATION

         Employee further agrees that Employee will, at no charge to the Corporation, and at no expense to Employee, during and after Employee's employment, cooperate with the Corporation in any or all of the following: (i) prosecution of US and foreign copyright registration applications for any works of authorship by Employee which the Corporation chooses to file; (ii) prosecution of US and foreign patent applications, including all continuation, divisional, continuation-in-part, reissue, reexamination, patent term extension applications and the like and related petitions, and including all foreign, regional or international counterparts of such applications for each assignable Invention and improvements thereon which the Corporation chooses to file; and
(iii) enforcement of any patents or copyright registrations issuing from such applications, or trade secret rights therein, including executing, verifying, acknowledging and delivering to the Corporation all such papers, and performing all such actions, as the Corporation shall from time to time reasonably request related to such enforcement or prosecution or recordation actions by the Corporation, such papers including without limitation patent and copyright registrations applications and assignment documents therefor, declarations, petitions, and instruments of transfer.

         7.9      CORPORATION'S RIGHT TO FILE

         In addition, it is understood that the Corporation, or any the Corporation nominee, shall have the right to file for patents, copyrights, or any other state or federal statutory intellectual property rights in assignable Inventions, in Employee's name, or the Corporation's name, or in the name of the Corporation's nominee, at the Corporation's sole option.

         7.10     WARRANTY OF ORIGINALITY AND PRESERVATION OF THIRD PARTY
                  CONFIDENCES

                  (a) Employee undertakes not to disclose to the Corporation or its other employees any information which Employee is under an obligation to any third party to keep confidential. Employee represents and warrants that any information disclosed by Employee to the Corporation is not confidential and/or proprietary to Employee and/or to any third party.

                  (b) Employee warrants that, to the best of Employee's knowledge, all works of authorship or Inventions created by Employee under this Agreement are original, created by Employee, and will not infringe any trade secret, patent, copyright, or other proprietary rights of third parties. Employee represents and warrants that he is under no obligation or restriction, and further, that Employee will not assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the services furnished by Employee under this Agreement.

8.       DISPUTE RESOLUTION

         Any dispute related to the parties' employment relationship shall be resolved exclusively through binding arbitration in Seattle, Washington, under the American Arbitration Association's Commercial Arbitration Rules (the "Arbitration Rules"), except as otherwise provided herein. The aggrieved party must deliver to the other party a written notice of his intention to seek arbitration no later than one hundred eighty (180) days after the event that first gives rise to the dispute. If such notice is not delivered within such time period, the aggrieved party's rights shall be irrevocably waived. The dispute shall be decided by one arbitrator selected by mutual agreement of the parties, or absent agreement, in accordance with the Arbitration Rules. The arbitrator's fees and other expenses of the arbitrator shall be shared equally. The parties shall bear their own respective costs and attorney's fees. Washington State law shall govern all substantive aspects of the dispute, and all procedural issues not covered by the Arbitration Rules. Nothing in this
Section 8, however, shall deprive a court of competent jurisdiction of the authority to apply a temporary restraining order or preliminary injunction prohibiting a violation of this Agreement prior to any arbitration proceeding.

9.       ENFORCEMENT

         Employee agrees that damages for breach of his obligations under or related to paragraph 7 of this Agreement may be difficult to determine and may be inadequate to remedy the harm that may be caused thereby, and therefore consents that such obligations may be enforced by injunctive relief and other appropriate remedies without necessity of bond or other security. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity. Employee acknowledges that the restraints imposed by this Agreement are necessary for the protection of the business and goodwill of the Corporation, are not greater than are necessary to protect said business and goodwill and that he is capable of gainful employment without breaching this Agreement. However, should any court or tribunal decline to enforce any provision of this Agreement as written, the parties hereby agree that this Agreement shall, to the extent applicable to that circumstance before such court, be deemed to be modified to restrict Employee's competition with the Corporation to the maximum extent of time, scope and geography which the courts shall find enforceable, and such provisions shall be so enforced.

10.      ENTIRE AGREEMENT; TERMINATION OF PRIOR EMPLOYMENT AGREEMENTS

         The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter including but not limited to that certain Employment Agreement dated January 5, 1994 by and among the Corporation, Employee and Dennis Burns and that certain Employment Agreement dated January 5, 1994 by and among PRO-TEC, Inc., the Employee and Dennis Burns; such employment agreements are hereby terminated and are of no further force or effect.

11.      MODIFICATION

         Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by all the parties hereto.

12.      ASSIGNMENT

         This Agreement is personal to Employee and Employee may not assign any of his rights or delegate any of his duties hereunder.

13.      NOTICES

         All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify in writing and shall be given by (i) hand delivery, (ii) US certified or first-class registered mail, return receipt requested and postage prepaid, (iii) overnight receipted courier, or (iv) telephonically confirmed facsimile transmission. Notices given in accordance with this paragraph shall be effective upon receipt or when receipt is refused.

         To the Corporation:  Gargoyles, Inc.
                              5866 S. 194th Street
                              Kent, WA  98032
                              Tel:   (206) 872-6100
                              Fax: (206) 872-3267

         To Employee:          Douglas B. Hauff
                               The Highlands
                               Sattle, WA 98177
                               Tel:   (206)  364-5898
                               Fax: (206) 364-5898

14.      GOVERNING LAW

         This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Washington without regard to its conflict of law provisions which might otherwise require the application of the law of any other jurisdiction. The Corporation expressly consents to jurisdiction of the courts of the State of Washington and to venue in King County, Washington.

15.      HEADINGS

         The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

16.      COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, and as so executed shall constitute one agreement.

17.      SEVERABILITY

         Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above mentioned.

GARGOYLES, INC.,

a Washington corporation

By:       /s/  Douglas B. Hauff                     /s/  Douglas B. Hauff
     ------------------------------         ------------------------------------
Its:      President                                    Douglas B. Hauff
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